Exhibit 10-hhh

AT&T EXCESS BENEFIT AND COMPENSATION PLAN

AT&T Corp.
and
Such of its Subsidiary Companies which are
Participating Companies

Effective January 1, 1997, Including Amendments Adopted Through December 31, 2008

Article I.
Background and Purpose

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AT&T EXCESS BENEFIT AND COMPENSATION PLAN

Article
   1.
Background and Purpose

The AT&T Excess Benefit Plan was established to provide eligible management and occupational employees of AT&T Corp. (formerly American Telephone and Telegraph Company) and Participating Companies with certain benefits that would have been payable under the AT&T Management Pension Plan or the AT&T Pension Plan, respectively, but for the limitations placed on benefits payable under the AT&T Management Pension Plan or the AT&T Pension Plan by Section 415 of the Code. Effective January 1, 1989, AT&T established an additional plan to provide eligible management employees with certain benefits that would have been payable under the AT&T Management Pension Plan but for the limitations placed on eligible compensation by Code Section 401(a)(17). These plans were amended, the two separate plans combined into a single plan document, and restated, effective January 1, 1994, and are referred to collectively as the “AT&T Excess Benefit and Compensation Plan” or “Plan.”

The Plan is intended to constitute an unfunded “excess benefit plan” as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the extent it provides benefits that would be paid under the AT&T Management Pension Plan or the AT&T Pension Plan but for the limitations imposed by Code Section 415, and an “unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Title I of ERISA, to the extent it provides other benefits.

Except as expressly provided below, this amended and restated plan document applies only to employees who terminate employment on or after January 1, 1997. For former employees who terminated employment before January 1, 1997, the provisions of the AT&T Excess Benefit and Compensation Plan in effect on the date of the former employee’s termination of employment shall govern.

During the period from January 1, 2005 to December 31, 2008, the Plan has been operated in good faith compliance with the provisions of Code Section 409A, Internal Revenue Notice 2005-1, and the final Treasury Regulations for Code Section 409A, and any other generally applicable guidance published in the Internal Revenue Service Bulletin with an effective date prior to January 1, 2009.  On or after January 1, 2009, this Plan shall be interpreted and construed consistent with the requirements of Code Section 409A and all applicable guidance issued thereunder with respect to all accrued benefits under this Plan, including, except as indicated below, those benefits that may be otherwise treated as existing prior to the statutory effective date of Code Section 409A (“grandfathered benefits”) within the meaning of Treasury Regulation Section 1.409A-6(a)(3).  The preceding sentence notwithstanding, it is the intention of the Company that the grandfathering provisions of Code Section 409A be applied under this Plan with respect to any Participant (and any Surviving Spouse, Beneficiary or Estate of such Participant) who terminated employment prior to January 1, 2005, with respect to all benefits earned under the Plan with respect to such Participant prior to termination of employment. If an individual who terminated employment prior to January 1, 2005 is rehired after December 31, 2004 and earns additional benefits under the Plan following his or her rehire, the terms of the Plan shall be applied separately with respect to benefits earned prior to January 1, 2005 and with respect to benefits earned following rehire. The Company reserves the right to amend any provision of the Plan or any election submitted by a Participant, or take any other action that the Company deems appropriate to ensure compliance with Code Section 409A, including altering the time and form of any distribution so as to accomplish the intended purpose of this Plan.

Article
   2.
Definitions

Unless the context clearly indicates otherwise, the following terms have the meanings described below when used in this Plan and references to a particular Article or Section shall mean the Article or Section so delineated in this Plan.

2.1.	Administrator

AT&T Corp. shall be the “administrator” of the Plan as that term is defined in ERISA.    Effective August 22, 2006, and until such time as the Board determines and advises otherwise, the Senior Executive Vice President – Human Resources of AT&T Inc. (or the individual directly reporting to the Chief Executive Officer of AT&T Inc. who has responsibility for human resource matters, regardless of such individual’s title) is authorized to administer, amend, merge and/or terminate the Plan, to appoint and remove members of the administrative committees and claims administrators for the Plan, and to allocate Plan administrative responsibilities to such committees or administrators.

2.2.	AT&T Corp.

AT&T Corp. (formerly the American Telephone and Telegraph Company), a New York corporation, or its successor.

2.3.	AT&T Inc. or AT&T

AT&T Inc. (formerly SBC Communications Inc.), a Delaware Corporation, which acquired AT&T Corp. effective November 18, 2005 pursuant to that certain merger agreement dated January 30, 2005.

2.4.	AT&T Company

AT&T and each other entity required to be aggregated with AT&T under Code §§ 414(b), (c), (m), or (o).  With respect to periods prior to November 18, 2005, the controlled group shall be determined only with respect to entities required to be aggregated with AT&T Corp. With respect to periods on or after November 18, 2005, the controlled group shall be determined with respect to entities required to be aggregated recognizing the acquisition of AT&T Corp. by SBC Communications Inc. (now known as AT&T Inc.).

2.5.	AT&T Corp. Subsidiary

Any corporation of which more than 50 percent of the voting stock is owned directly or indirectly by AT&T Corp.

2.6.	AT&T Management Pension Plan

The AT&T Management Pension Plan, as amended and restated from time to time, and effective January 1, 2007, the AT&T Pension Benefit Plan – AT&T Legacy Management Program.

2.7.	AT&T Pension Plan

The AT&T Pension Plan, as amended and restated from time to time.

2.8.	Beneficiary

Any person entitled to an Excess Death Benefit, if any, pursuant to Section 4.10.

2.9.	Benefit Limitation

The maximum benefit payable to a Participant under the Qualified Plan in accordance with Code Section 415, but after application of the Compensation Limitation, if any, under the AT&T Management Pension Plan or the AT&T Pension Plan.

2.10.	Board

The Board of Directors of AT&T Corp.

2.11.	Change in Control

A change in control, as that term is defined in the AT&T Management Pension Plan.

2.12.	CIC Eligible Employee

A CIC eligible employee, as that term is defined in the AT&T Management Pension Plan.

2.13.	Code

The Internal Revenue Code of 1986, as amended from time to time (and its predecessor, the Internal Revenue Code of 1954, as amended). Any reference to a particular section of the Code includes any applicable regulations promulgated under that section.

2.14.	Code Section 401(a)(17) Excess Retirement Benefit

The benefit, if any, described in Section 4.3 that is payable to an Executive or a Surviving Spouse of an Executive under the terms of the Plan.

2.15.	Code Section 415 Excess Retirement Benefit

The benefit, if any, described in Section 4.2 that is payable to a Participant or a Surviving Spouse of a Participant under the terms of the Plan.

2.16.	Committee

The Employees’ Benefit Committee appointed by AT&T Corp. to administer the Plan, or any successor to such Employees’ Benefit Committee.

2.17.	Company

AT&T Corp.

2.18.	Compensation Limitation

The maximum amount of annual compensation under Code Section 401(a)(17) that may be taken into account in any Plan Year for benefit accrual purposes under the AT&T Management Pension Plan, or that is taken into account in any Plan Year under the AT&T Management Pension Plan for purposes of calculating an Accident Death Benefit (for periods prior to January 1, 1999), Sickness Death Benefit or Pensioner Death Benefit under the AT&T Management Pension Plan.

2.19.	Eligible Employee

An individual who is employed in a position eligible to participate in the AT&T Management Pension Plan or the AT&T Pension Plan. An individual who is a participant in the 2005 Supplemental Employee Retirement Plan of AT&T Inc. (“SERP”) on December 31, 2008 shall not be eligible to continue to accrue a benefit under this Plan on or after such individual’s SERP Vesting Date.  An individual who becomes a participant in the SERP after December 31, 2008 shall not be eligible to continue to accrue a benefit under this Plan on or after such individual’s SERP Effective Date (as defined in the SERP).

2.20.       ERISA

The Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a particular section of ERISA includes any applicable regulations promulgated under that section.

2.21.	Excess Death Benefit

The benefit, if any, described in Section 4.10 of the Plan.

2.22.	Excess Retirement Benefit

The sum of the Code Section 415 Excess Retirement Benefit, if any, and the Code Section 401(a)(17) Excess Retirement Benefit, if any, payable to a Participant or a Surviving Spouse (or to the estate of the Participant or Surviving Spouse) under the terms of the Plan.

2.23.	Executive

A participant in the AT&T Management Pension Plan who is considered to be within “a select group of management or highly compensated employees” for purposes of Title I of ERISA and whose “eligible pay,” as that term is defined in the AT&T Management Pension Plan (other than the AT&T Management Pension Plan provision limiting eligible pay to an amount under $150,000, as adjusted), in any Plan Year exceeds the Compensation Limitation for that Plan Year. Notwithstanding the preceding, for periods of participation in the AT&T Management Pension Plan prior to January 1, 1998, the term “compensation,” as that term is defined in the AT&T Management Pension Plan, shall be substituted in the preceding sentence for the term “eligible pay.”

2.24.	Leave of Absence

Where a person is absent from employment with AT&T on a leave of absence, military leave, or sick leave, where the leave is given in order to prevent a break in the continuity of term of employment, and permission for such leave is granted (and not revoked) in conformity with the rules of the employer that employs the individual, as adopted from time to time, and the employee is reasonably expected to return to service. Except as set forth below, the leave shall not exceed six (6) months for purposes of this Plan, and the employee shall Terminate Employment upon termination of such leave if the employee does not return to work prior to or upon expiration of such six (6) month period, unless the individual retains a right to reemployment under law or by contract. A twenty-nine (29) month limitation shall apply in lieu of such six (6) month limitation if the leave is due to the employee being “disabled” (within the meaning of Treasury Regulation Section 1.409A-3(i)(4)). A Leave of Absence shall not commence or shall be deemed to cease under the Plan where the employee has incurred a Termination of Employment.

2.25.	Normal Retirement Date

The Normal Retirement Date as determined under the AT&T Management Pension Plan or the AT&T Pension Plan, as applicable.

2.26.	Officer

An individual who is designated as an officer level employee for compensation purposes on the records of AT&T Inc. Notwithstanding the preceding, for purposes of Section 7.1(b), relating to the purchase of a commercial annuity contract, the term “Officer” shall mean an officer of AT&T Corp., as defined in the AT&T Non-Qualified Pension Plan.

2.27.	Participant

An individual and/or an Executive who has satisfied the eligibility requirements in Section 3.1.

2.28.	Participating Company

AT&T Corp. and any AT&T Corp. Subsidiary that is a participating company under the AT&T Management Pension Plan or the AT&T Pension Plan.    Effective January 1, 2007, the term Participating Company shall also include an AT&T Company to the extent that an employee of such AT&T Company is eligible to participate in the AT&T Management Pension Plan pursuant to the provisions of Section 2.15(c) of that plan.

2.29.	Plan

This AT&T Excess Benefit and Compensation Plan.

2.30.	Plan Administrator

With respect to individuals covered by the AT&T Management Pension Plan, the Pension Plan Administrator under the AT&T Management Pension Plan and, with respect to individuals covered by the AT&T Pension Plan, the Pension Plan Administrator under the AT&T Pension Plan.  The Plan Administrator has the authority to administer and adjudicate claims under the Plan.

2.31.	Qualified Plan

The AT&T Management Pension Plan or the AT&T Pension Plan, whichever such Plan holds the liability for the Participant’s qualified accrued pension benefit as of the date payment(s) under this Plan commence(s) or recommence(s).

2.32.	Specified Employees

Any Participant who is a Key Employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the identification period). All Participants who are determined to be Key Employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period.

2.33.	SERP

The 2005 Supplemental Employee Retirement Plan of AT&T Inc., as amended from time to time.

2.34.	SERP Participant

An individual who has been designated as eligible to participate in the SERP.  For purposes of this Plan, such individual is considered a SERP Participant whether or not he or she has satisfied the vesting requirements of the SERP.

2.35.	SERP Vesting Date

The later of January 1, 2011 or the date an individual vests under the SERP.

2.36.	Surviving Spouse

A deceased Participant’s surviving spouse of the opposite sex who is such Participant’s “spouse” within the meaning of the Qualified Plan, as defined in the respective provisions of the Qualified Plan.  Notwithstanding the preceding, if an alternate payee (as that term is defined in Section 414(p) of the Code) is deemed the surviving spouse for purposes of all or a portion of the Participant’s benefit under the Qualified Plan, such alternate payee shall not be deemed to be the “spouse” for any purpose under this Plan.

2.37.	Termination of Employment

The ceasing of the Participant’s employment from the AT&T controlled group of companies for any reason whatsoever, whether voluntarily or involuntarily. References herein to Termination of Employment, Terminate Employment, or a similar reference, shall mean the event where the employee has a separation from service, as defined under Code Section 409A, with all members of the AT&T controlled group. Notwithstanding the foregoing, the employment relationship of a Participant with the AT&T controlled group is considered to remain intact while the individual is on a Leave of Absence.

2.38.	VRIP

The Voluntary Retirement Incentive Program for Management Employees within the meaning of the AT&T Management Pension Plan.

Article
   3.
Eligibility

3.1.	Participation

(a) Date of Participation.   If the benefit payable under the Qualified Plan to an Eligible Employee or a Surviving Spouse or Beneficiary of an Eligible Employee is limited by reason of the application of the Benefit Limitation or the Compensation Limitation, he or she shall be eligible to be a Participant or receive benefits as a Surviving Spouse, as applicable, under this Plan.  An Eligible Employee shall not become a Participant in this Plan if he or she is subject to the Compensation Limitation, but not the Benefit Limitation, under the AT&T Pension Plan.

(b) Loss of Eligibility.  In the event any Participant ceases to be an Eligible Employee by reason of a change to an employment status which is not eligible to participate in the Plan, such Participant shall nevertheless continue to be eligible to receive benefits under this Plan, however, no additional benefits shall accrue under the Plan unless and until he or she shall re-attain eligibility hereunder.

3.2.	Surviving Spouse Benefit

The Surviving Spouse of a Participant shall be eligible to receive an Excess Retirement Benefit under the Plan to the extent provided in Section 4.1 or Section 4.5 of the Plan.

3.3.	Relationship To Other Plans

The Excess Retirement Benefit and Excess Death Benefit (as defined in Section 4.10) payable under the Plan shall be in addition to any other benefits provided, directly or indirectly, to a Participant, Surviving Spouse, Beneficiary, or the estate of such Participant or Surviving Spouse, by any AT&T Company. Participation in the Plan shall not preclude or limit the participation of the Participant in any other benefit plan sponsored by an AT&T Company for which such Participant would otherwise be eligible. Notwithstanding the preceding, the Excess Retirement Benefit and Excess Death Benefit payable to a Participant, Surviving Spouse, Beneficiary, or estate of a Participant or Surviving Spouse under this Plan shall not duplicate benefits payable to such Participant, Surviving Spouse, Beneficiary, or estate of such Participant or Surviving Spouse, under any other plan or arrangement of an AT&T Company.

3.4.	Forfeiture of Benefits

If any Participant who otherwise would be entitled to an Excess Retirement Benefit under this Plan is discharged for cause due to conviction of a felony related to his or her employment, the rights of such Participant to an Excess Retirement Benefit under this Plan, including the rights of the Participant’s Surviving Spouse, Beneficiary and/or estate to any benefits related to such Participant under the Plan, shall be forfeited. To the extent a benefit under any other nonqualified plan of AT&T is offset by benefits payable under this Plan, such offset shall be determined as if a forfeiture had not occurred.

Article
4.
Retirement and Death Benefits

4.1	Excess Retirement Benefits

If the retirement benefit payable to a Participant or a Surviving Spouse under the AT&T Management Pension Plan or the AT&T Pension Plan is limited by reason of the application of the Benefit Limitation and/or, for an Executive or Surviving Spouse of an Executive under the AT&T Management Pension Plan is limited in any year by reason of the application of the Compensation Limitation, an Excess Retirement Benefit shall be paid as provided in this Article 4 to the Participant or the Surviving Spouse, as applicable.  Notwithstanding the immediately preceding sentence, effective for distributions commencing on or after January 1, 2009, the provisions of Section 4.2 and Section 4.3 shall not apply for purposes of determining the benefit payable following the death of a Participant except with respect to a Participant who terminated employment prior to January 1, 2005. In all other cases, the benefit payable following the death of a Participant shall be determined pursuant to Section 4.5, or Section 4.4(c)(ii)(B).

4.2	Amount of Code Section 415 Excess Retirement Benefit

(a)           Subject to the provisions of Section 4.2(c), Section 4.7 and Section 4.8, the amount, if any, of the Code Section 415 Excess Retirement Benefit payable monthly to a Participant or a Surviving Spouse pursuant to this Section 4.2 shall be equal to the excess, if any, of (i) over (ii) at the date of benefit commencement or recommencement, as applicable, where:

"(i)" is the amount of the monthly benefit which would be provided to the Participant or the Surviving Spouse under the Qualified Plan as of such date, without regard to the Benefit Limitation but taking into account the Compensation Limitation, based on the age of the Participant (or Surviving Spouse, if applicable) as of such date and the form of payment elected by the Participant or Surviving Spouse, as applicable, under the Qualified Plan; and

"(ii)" is the amount of the monthly benefit actually payable to such Participant or Surviving Spouse under the Qualified Plan as of such date, based on the age of the Participant (or Surviving Spouse, if applicable) and the form of payment elected by the Participant or Surviving Spouse, as applicable, under the Qualified Plan.

For purposes of subparagraphs (i) and (ii), the Qualified Plan shall be the Qualified Plan as in effect at the date of termination of employment, or death, if earlier, provided, however, that if the Qualified Plan is subsequently amended in a manner that affects the amount of benefit payable with respect to such Participant or Surviving Spouse, the terms of the Qualified Plan, as amended, shall, to the extent applicable, apply to such Participant or Surviving Spouse.

(b)           Except as described in Section 4.2(c), the amount of the Code Section 415 Excess Retirement Benefit payable as a result of the application of the Benefit Limitation under the Qualified Plan pursuant to Section 4.2(a) shall be determined or redetermined, including a decrease, (i) as of the date when benefits are to commence pursuant to Section 4.4 or recommence pursuant to Section 4.7 (including the date survivor annuitant benefits payable to a Surviving Spouse commence following the death of a Participant who was receiving a monthly benefit from the Qualified Plan at the time of his or her death); (ii) as of the effective date of any subsequent increases and/or decreases in the Benefit Limitation, to the extent such increase and/or decrease affects the benefit payable to the Participant or Surviving Spouse under the Qualified Plan, and/or (iii) as of the effective date of any special increases in the benefit payable with respect to the Participant or Surviving Spouse, prior to application of the Benefit Limitation, as a result of amendments to the AT&T Management Pension Plan and/or the AT&T Pension Plan, whichever is applicable.  Benefits under this Section 4.2 Plan shall also be redetermined upon the occurrence of an event described in Section 4.6.

(c)           The provisions of Section 4.2(a) and Section 4.2(b) shall apply only (i) to benefits payable with respect to a Participant who terminated employment prior to January 1, 2005, and (ii) to benefits payable with respect to a Participant who terminated employment after December 31, 2004 if distribution commenced to either the Participant or the Surviving Spouse on or before December 1, 2008. Effective for distributions commencing after December 1, 2008, except with respect to a Participant who terminated employment prior to January 1, 2005, the Code Section 415 Excess Retirement Benefit shall be determined as of the later of (i) November 30, 2008 or (ii) the date of the Participant’s termination of employment, determined as if benefits under the Qualified Plan commenced in the form of a single life annuity as of such date, and shall not be subject to redetermination pursuant to Section 4.2(b). Notwithstanding the preceding, (i) with respect to a SERP Participant who is eligible to participate in the SERP on December 31, 2008, the Code Section 415 Excess Retirement Benefit shall be determined as of the earlier of termination of employment or the SERP Vesting Date, and (ii) with respect to a SERP Participant who first becomes eligible to participate in the SERP on or after January 1, 2009, the Code Section 415 Excess Retirement Benefit shall be determined as of the earlier of termination of employment or the Participant’s SERP Effective Date (as defined in the SERP), and with respect to any SERP Participant, shall not thereafter be subject to redetermination pursuant to Section 4.2(b).

4.3	Amount of Code Section 401(a)(17) Excess Retirement Benefit

(a)           Subject to the provisions of Section 4.3(c), Section 4.7 and Section 4.8, the amount, if any, of the Code Section 401(a)(17) Excess Retirement Benefit payable monthly to a Participant or a Surviving Spouse pursuant to this Section 4.3 shall be equal to the excess, if any, of (i) over (ii) at the date of benefit commencement or recommencement, as applicable, where:

"(i)" is the amount of the monthly benefit which would be provided to the Participant or the Surviving Spouse under the AT&T Management Pension Plan as of such date, without regard to the Compensation Limitation and Benefit Limitation, based on the age of the Participant (or Surviving Spouse, if applicable) as of such date and the form of payment elected by the Participant or Surviving Spouse, as applicable, under the AT&T Management Pension Plan; and

"(ii)" is the amount of the monthly benefit actually payable to such Participant or Surviving Spouse under the AT&T Management Pension Plan as of such date, based on the age of the Participant (or Surviving Spouse, if applicable) and the form of payment elected by the Participant or Surviving Spouse, as applicable, under the AT&T Management Pension Plan, taking into account the Compensation Limitation, but prior to application of the Benefit Limitation.

For purposes of subparagraphs (i) and (ii), the determination of the benefits payable under this Plan shall be made pursuant to the terms of the AT&T Management Pension Plan as in effect at the date of termination of employment, or death, if earlier, provided, however, that if the AT&T Management Pension Plan is subsequently amended in a manner that affects the amount of benefit payable with respect to such Participant or Surviving Spouse, the terms of the AT&T Management Pension Plan, as amended, shall, to the extent applicable, apply to such Participant or Surviving Spouse.

 (b)           Except as described in Section 4.3(c), the amount of the Code Section 401(a)(17) Excess Retirement Benefit payable as a result of the application of the Compensation Limitation under the AT&T Management Pension Plan pursuant to Sections 4.3(a) shall be determined or redetermined, including a decrease, (a) as of the date when benefits are to commence pursuant to Section 4.4 or recommence pursuant to Section 4.7; (b) as of the effective date of any subsequent increases and/or decreases in the Compensation Limitation, to the extent such increase and/or decrease affects the benefit payable to the Participant or Surviving Spouse under the AT&T Management Pension Plan, and/or (c) as of the effective date of any special increases in the benefit payable with respect to the Participant or Surviving Spouse, prior to application of the Compensation Limitation, as a result of amendments to the AT&T Management Pension Plan.  Benefits under this Section 4.3 Plan shall also be redetermined upon the occurrence of an event described in Section 4.6.

(c)           The provisions of Section 4.3(a) and Section 4.3(b) shall apply only (i) to benefits payable with respect to a Participant who terminated employment prior to January 1, 2005, and (ii) to benefits payable with respect to a Participant who terminated employment after December 31, 2004 if distribution commenced to either the Participant or the Surviving Spouse on or before December 1, 2008. Effective for distributions commencing after December 1, 2008, except with respect to a Participant who terminated employment prior to January 1, 2005, the Code Section 401(a)(17) Excess Retirement Benefit shall be determined as of the later of (i) November 30, 2008 or (ii) the date of the Participant’s termination of employment, determined as if benefits under the AT&T Management Pension Plan commenced in the form of a single life annuity as of such date, and shall not be subject to redetermination pursuant to Section 4.3(b).  Notwithstanding the preceding, (i) with respect to a SERP Participant who is eligible to participate in the SERP on December 31, 2008, the Code Section 401(a)(17) Excess Retirement Benefit shall be determined as of the earlier of termination of employment or the SERP Vesting Date, and (ii) with respect to a SERP Participant who first becomes eligible to participate in the SERP on or after January 1, 2009, the Code Section 401(a)(17) Excess Retirement Benefit shall be determined as of the earlier of termination of employment or the Participant’s SERP Effective Date (as defined in the SERP), and with respect to any SERP Participant, shall not thereafter be subject to redetermination pursuant to Section 4.3(b).

4.4.	Time and Form of Benefits Payable to a Participant or Surviving Spouse

 (a)           For Benefits Commencing Prior to 2005.  The Excess Retirement Benefit provided under the Plan payable to either the Participant or the Surviving Spouse, as applicable, with respect to benefits commencing prior to the 2005 calendar year shall be payable as follows:

(1)
 With respect to a Participant whose Qualified Plan benefit is payable under the AT&T Management Pension Plan and who terminates employment prior to January 1, 1998, and with respect to a Participant whose Qualified Plan benefit is payable under the AT&T Pension Plan and who terminates employment prior to July 1, 1999, the Excess Retirement Benefit shall commence at the same time and shall be paid in the same benefit form as the Participant’s or Surviving Spouse’s benefits are paid under the AT&T Management Pension Plan or the AT&T Pension Plan, whichever is applicable, provided, however, that the Committee shall have the right to approve the election of the form of the Excess Retirement Benefit payable to the Participant under this Plan; and

(2)
With respect to a Participant whose Qualified Plan benefit is payable under the AT&T Management Pension Plan and who terminates employment after December 31, 1997, the Excess Retirement Benefit shall commence at the same time and shall be paid in the same form of annuity in which all or a portion of the Participant’s or Surviving Spouse’s benefits under the AT&T Management Pension Plan are paid, or if no annuity is payable from the AT&T Management Pension Plan under the form of payment elected, shall be paid in the form of a single life annuity, unless the Committee, in its sole discretion, elects to pay the Excess Retirement Benefit in the form of a single lump sum payment; and

(3)
With respect to a Participant whose Qualified Plan benefit is payable under the AT&T Pension Plan and who terminates employment after June 30, 1999, the Excess Retirement Benefit shall commence at the same time and shall be paid in the same form of annuity in which all or a portion of the Participant’s or Surviving Spouse’s benefits under the AT&T Pension Plan benefits are paid, or if no annuity is elected under the AT&T Pension Plan, shall be paid in the form of a single life annuity, unless the Committee, in its sole discretion, elects to pay the Excess Retirement Benefit in the form of a single lump sum payment.

(b)           Benefits Commencing After 2004 and On or Before December 1, 2008.  With respect to a Participant whose Qualified Plan benefit commences after 2004, except as provided in Section 7.1 regarding payments in the form of a commercial annuity contract, the Excess Retirement Benefit shall commence at the same time and shall be paid in the same form of annuity in which all or a portion of the Participant’s or Surviving Spouse’s benefits under the Qualified Plan are paid, or if no annuity is elected under the Qualified Plan, in the form of a single life annuity.

  (c)           Benefits Commencing After December 1, 2008.  Payment of benefits with respect to a Participant whose Qualified Plan benefit has not commenced on or before December 1, 2008 shall be made in the time and form as described in the following subparagraphs (i) through (v), as applicable. For purposes of this subparagraph (c), if  a Participant or Surviving Spouse is entitled to a benefit based on a Force Management Pension credit and/or a CIC Credit under the AT&T Management Pension Plan in addition to the regular pension benefit, and if such Participant or Surviving Spouse, as applicable, commenced distribution of only a portion of the Qualified Plan benefit (and associated benefit under this Plan) on or before December 1, 2008, then the provisions of subparagraphs (i) through (v) shall be applied separately to the portion of the benefit for which distribution has commenced, and that portion of the benefit for which distribution has not commenced by such date.

(i) Participants Terminating Prior to 2005:  The provisions of Section 4.4(b) regarding the time and form of payment of benefits under the Plan shall apply with respect to benefits commencing after December 1, 2008 to or with respect to a Participant who terminated employment prior to 2005.  If such an individual is rehired into a position covered by this Plan after 2004, the terms of the Plan shall apply separately to the benefit earned prior to 2005 and the benefit earned after 2004.

 (ii) Participants Terminating Employment after 2004 and Prior to December 1, 2008: Subject to the provisions of Section 4.4(d) and Section 7.1(c), benefits payable to or with respect to a Participant who terminates employment after December 31, 2004 and  before December 1, 2008 shall be paid as follows:

(A) if distribution of benefits with respect to the Participant commences on or before December 1, 2008, the time and form of payment of benefits under the Plan shall be determined in the manner described in Section 4.4(b), or

(B) if distribution of benefits does not commence on or before December 1, 2008, distribution shall be made to the Participant commencing on July 1, 2009 in the form of a lump sum equal to the present value determined pursuant to Section 4.4(c)(vi); provided, however, if the amount so determined exceeds $50,000, distribution shall be paid in monthly installments over a period of 120 months. If the Participant dies prior to the commencement of such payment, distribution equal to the present value of the amount that otherwise would have been payable to the Participant shall be made on July 1, 2009 to the Surviving Spouse, or if there is no Surviving Spouse, to the estate of the Participant.  If the Surviving Spouse entitled to receive the benefit described in the preceding sentence dies after the Participant but before distribution of such benefit, the benefit shall be paid to the estate of the Surviving Spouse.  Survivor benefits, if any, upon death following commencement of distribution to the Participant shall be determined pursuant to the provisions of Section 4.5(d).

(iii) Participants Terminating Employment On or After December 1, 2008 Who Are Not SERP Participants: Subject to the provisions of Section 4.4(c)(iv), Section 4.4(c)(v), and Section 4.4(d), benefits payable to a Participant who terminates employment on or after December 1, 2008 shall be paid in the form of a lump sum equal to the present value determined pursuant to Section 4.4(c)(vi), upon the Participant’s Termination of Employment; provided, however, if the amount so determined exceeds $50,000, distribution shall be paid in monthly installments over a period of 120 months. If the Participant dies before receiving a complete distribution of the benefits so determined, survivor benefits, if any, shall be paid in accordance with the provisions of Section 4.5.

(iv) SERP Participants on December 31, 2008: Subject to the provisions of Section 4.4(d), with respect to a Participant who becomes eligible to participate in the SERP prior to January 1, 2009, Excess Retirement Benefits shall be paid to such Participant in accordance with the terms of an election made on or before December 31, 2008 with respect to benefits that may become payable to the Participant under the SERP, and shall be effective for purposes of this Plan without regard to whether such Participant becomes vested under the SERP. The amount payable from the Plan shall be the actuarial equivalent of the single life annuity benefit determined pursuant to the provisions of Section 4.2(c) and Section 4.3(c), based on the actuarial assumptions in effect under the SERP as of the date payments commence. Survivor benefits, if any, following the death of the Participant shall be determined in accordance with the provisions of Section 4.5.

(v) Participants Terminating Employment On or After December 1, 2008 Who Become SERP Participants After December 31, 2008: Subject to the provisions of Section 4.4(d), with respect to a Participant who becomes eligible to participate in the SERP after December 31, 2008, Excess Retirement Benefits shall be paid in the form of a lump sum or in 120 monthly installments commencing upon Termination of Employment; the applicable form of payment shall be determined on the Participant’s SERP Effective Date, based on the present value of the Excess Retirement Benefit determined as if distribution of such benefit commenced on the SERP Effective Date in the form of a single life annuity, and based on the actuarial assumptions in effect under the SERP as of such date.  If the present value determined as of the SERP Effective Date is $50,000 or less, the form of payment shall be a lump sum, and if present value exceeds $50,000, the form of payment shall be 120 monthly installments. The amount of the benefit payable commencing at Termination of Employment shall be determined in accordance with the provisions of Section 4.4(c)(vi). If the Participant dies before receiving a complete distribution of the benefits so determined, survivor benefits, if any, shall be paid in accordance with the provisions of Section 4.5

(vi) Determination of Present Value: For purposes of Section 4.4(c)(ii)(B), Section 4.4(c)(iii) and Section 4.4(c)(v), the present value shall be determined as follows:

(A) Employee who is not a SERP Participant: with respect to a Participant who is not a SERP Participant, equal to the present value of the single life annuity that would be payable under the Plan commencing on the Participant’s Normal Retirement Date.  Such present value shall be determined on the basis of actuarial assumptions under the Qualified Plan as of such date, calculated as follows: the annual amount of the Excess Retirement Benefit shall be divided by the early commencement factor as set forth in Appendix B of the Qualified Plan for the Participant’s age at Termination of Employment, and multiplied by the factor for determining the lump sum value as set forth in Appendix B of the Qualified Plan for the Participant’s age at Termination of Employment. Notwithstanding the preceding, for a Participant described in Section 4.4(c)(ii)(B), the present value shall be based on the Participant’s age as of December 1, 2008, and the amount so determined will be accumulated to July 1, 2009 at an effective annual interest rate of four percent.

(B) Employee who is a SERP Participant:   with respect to a Participant who is a SERP Participant, other than a SERP Participant described in Section 4.4(c)(iv), the present value of the amount payable at Termination of Employment shall be determined by multiplying the Excess Retirement Benefit determined pursuant to Section 4.2(c) and Section 4.3(c) by an immediate annuity factor based on the age of the Participant at Termination of Employment.  The immediate annuity factor shall be based on the Mortality Tables and the GAAP Rate, both as in effect for the calendar year immediately preceding the calendar year of the Participant’s Termination of Employment and as defined in the SERP.

 For purposes of Sections 4.4(c)(ii)(B), 4.4(c)(iii) and 4.4(c)(v) above, monthly installments shall be calculated in the same manner that a financial institution would calculate the monthly payments for a 10-year fixed interest loan. The interest rate used in the calculations shall be equal to the Code Section 417(e) interest rate in effect under the Qualified Plan on the date of the Participant’s Termination of Employment (except, with respect to distributions made pursuant to Section 4.4(c)(ii)(B), such rate in effect for the 2008 calendar year).

  (d)           Payments to Specified Employees.  Notwithstanding the provisions of the preceding sections 4.4(a) through 4.4(c), effective on and after January 1, 2005 with respect to payments in the form of a commercial annuity pursuant to Section 7.1 and effective on and after January 1, 2009 with respect to all other payments under the Plan, payment of the Excess Retirement Benefit under the Plan with respect to a Participant who is eligible to participate in the SERP or who is determined to meet the definition of Specified Employee shall be payable as otherwise provided in this Plan, except that the initial payment shall be made no earlier than the sixth month  anniversary of his or her Termination of Employment.  If, absent this Section 4.4(d), payment to a Specified Employee would have commenced before the expiration of such six-month period, the first payment with respect to such Specified Employee will include the sum of the payments withheld, together with interest thereon.  For purposes of the immediately preceding sentence, interest shall be credited using the GAAP Rate in effect as of the end of the calendar year immediately preceding the Participant’s Termination of Employment, for distributions made after December 31, 2007.  “GAAP Rate” means such rate as defined under the SERP for the referenced period. Notwithstanding the preceding, for distributions made prior to January 1, 2008, interest credited for purposes of this Section 4.4(d) shall be at an effective annual rate equal to 120 percent of the Federal Mid-term rate in effect as of the date such annuity payments otherwise would have commenced.

4.5.	Additional Provisions for Payment of Excess Retirement Benefit Following Death

The provisions of this Section 4.5 apply upon the death of a Participant if payment of the Excess Retirement Benefit is determined pursuant to the provisions of Section 4.4(c)(iii), Section 4.4(c)(iv) or Section 4.4(c)(v), and, for purposes of Section 4.5(d), also to a Participant described in Section 4.4(c)(ii)(B). In all other circumstances, benefits, if any, payable following the death of the Participant, shall be determined as described elsewhere in this Plan.

(a) Death prior to commencement:  If a Participant described in Section 4.4(c)(iii), Section 4.4(c)(iv) or Section 4.4(c)(v) dies before Termination of Employment, or following Termination of Employment but before the date as of which his or her benefit commences under this Plan, the Excess Retirement Benefit shall be payable in a lump sum to the Surviving Spouse, or if there is no Surviving Spouse, to the Participant’s estate, upon the death of the Participant. The amount of such lump sum payment shall be determined pursuant to the provisions of Section 4.5(c).

 (b) Death of Spouse before payment of survivor benefit: If a Participant dies before the date as of which his or her benefit commences under this Plan, and he or she is survived by a Surviving Spouse entitled to payment of the Excess Retirement Benefit pursuant to Section 4.5(a), and such Surviving Spouse dies prior to the date payment of benefits under this Plan commence, a lump sum benefit shall be payable to the estate of the Surviving Spouse upon the death of the Surviving Spouse. The amount of such lump sum shall be determined pursuant to the provisions of Section 4.5(c).

 (c)  Determination of lump sum amount for death before commencement:

(i) Except with respect to a SERP Participant, the single cash payment payable pursuant to Section 4.5(a) or Section 4.5(b) shall be equal to the difference between (A) the Participant’s “cash balance account” under the Qualified Plan as of the date of death of the Participant or the Surviving Spouse, as applicable, determined without regard to the Compensation Limitation or the Benefit Limitation, and (B) the corresponding payment that would be payable under the Qualified Plan as of the date of commencement of benefits under this Plan.  No benefit is payable pursuant to Section 4.5(a) or Section 4.5(b) with respect to a Participant who does not have a cash balance account under the Qualified Plan at the time of his or her death.

(ii) The single cash payment payable pursuant to Section 4.5(a) or Section 4.5(b) upon the death of a Participant who is a SERP Participant, shall be determined by multiplying the Excess Retirement Benefit determined pursuant to Section 4.2(c) and Section 4.3(c) by an immediate annuity factor based on the age of the Participant on the date of death.  The immediate annuity factor shall be based on the Mortality Tables and the GAAP Rate, both as in effect for the calendar year immediately preceding the calendar year of the Participant’s Termination of Employment and as defined in the SERP.

(d)  Death following commencement of distribution for a Participant who is not a SERP Participant on December 31, 2008:  If the Participant dies following distribution of the lump sum pursuant to Section 4.4(c)(ii)(B), Section 4.4(c)(iii) or Section 4.4(c)(v), no benefit shall be payable with respect to such Participant’s Excess Retirement Benefit following the death of the Participant. If the Participant is receiving payment of the Excess Retirement Benefit in the form of installments pursuant to Section 4.4(c)(ii)(B), Section 4.4(c)(iii) or Section 4.4(c)(v) and dies prior to receiving such installments for 120 months, the present value of the remaining payments shall be made to the Surviving Spouse of such Participant, or if there is no Surviving Spouse, to the estate of the Participant. Such present value shall be calculated using the interest rate that was used to determine the amount of the monthly installments at the time distribution of such payments commenced.

(e) Death following commencement of distribution for a Participant who is a SERP Participant on December 31, 2008:  Upon the death following commencement of benefits under the Plan of a Participant described in Section 4.4(c)(iv), further payment of benefits related to the Excess Retirement Benefit shall be the survivor benefit, if any, payable under the terms of an election made on or before December 31, 2008 with respect to benefits that may become payable to the Participant under the SERP and under this Plan, determined under the actuarial assumptions and methodology set forth in the SERP.   Any survivor benefit payable pursuant to this Section 4.5(e) shall be paid to the same beneficiary to whom survivor benefits are payable under the SERP.

4.6.	Future Benefit Adjustments

(a)           Effective with respect to benefits that commenced on or before December 1, 2008, if a Participant has commenced receiving a pension under the Qualified Plan (other than a deferred vested pension under a formula other than cash balance) in the form of either a joint and 50 percent survivor annuity or a joint and 100 percent survivor annuity (including such a joint and survivor annuity pursuant to the cash payment option under the AT&T Management Pension Plan) and his or her designated annuitant subsequently predeceases him or her, the Participant’s Excess Retirement Benefit under this Plan shall be adjusted prospectively, by increasing the monthly pension by the original cost of the survivor annuity form of benefit under the Qualified Plan. Such adjustment shall be effective as of the first day of the first month following the death of the Participant’s designated annuitant.  The amount, if any, which is to be paid from this Plan following the death of such designated annuitant shall be determined pursuant to the recalculation provisions of Section 4.2 and Section 4.3. The provisions of this Section 4.6(a) do not apply with respect to a distribution in the form of a commercial annuity pursuant to Section 7.1.

 (b)           In the event that, following commencement of benefits on or before December 1, 2008 to a Participant or Surviving Spouse under the Plan, the Qualified Plan benefit is subsequently increased as a result of a successful claim for benefits under the Qualified Plan, the Excess Retirement Benefit to the Participant or Surviving Spouse under this Article 4 shall be recalculated as soon as practicable after the Qualified Plan benefit is adjusted.  The Company shall have the right to recover any benefits paid from this Plan to the extent that such payments are subsequently paid by the Qualified Plan as a result of such successful claim for benefits under those plans.

4.7.	Suspension and Recommencement of Benefit Payments

Subject to Section 5.2, if a Participant’s benefit payments under the Qualified Plan are suspended (or would have been suspended if the Participant had not received his or her total benefit under such plan as a lump sum) under the terms of that plan because of his or her employment or reemployment subsequent to termination of employment, any type of benefit payment he or she is entitled to under this Plan shall be permanently suspended for the period of such employment or reemployment to the extent and in a manner consistent with the terms and conditions applicable to the suspension of benefit payments under the Qualified Plan, provided, however, that payments for which an Executive is entitled pursuant to a commercial annuity contract purchased on his or her behalf pursuant to Section 7.1 of the Plan shall not be suspended for the period of such employment or reemployment.  Payment of a Participant’s suspended benefit under this Plan shall recommence simultaneously with the recommencement of his or her benefits under the Qualified Plan.  The amount of the Participant’s Excess Retirement Benefit upon recommencement shall be adjusted (including a decrease, if applicable) to reflect adjustments, if any, in the amount of the Participant’s pension benefit under the Qualified Plan resulting from the period of reemployment, pursuant to Section 4.2 and/or Section 4.3, including any recalculations pursuant to Section 4.2(b) and Section 4.3(b).  Following recommencement of payment under this Plan, the Participant (or Surviving Spouse) shall not be eligible to receive any payments that would otherwise have been payable but for the suspension.

Notwithstanding the preceding, effective beginning January 1, 2005, benefits shall not be suspended during a period of employment or reemployment. Benefits paid upon a subsequent termination of employment shall be reduced by the actuarial equivalent of the benefit payments that were continued during reemployment.

4.8.	Application of Code Section 417(e)

Notwithstanding the foregoing provisions of this Article 4, effective for distributions commencing on or before December 1, 2008, if the application of Code Section 417(e) has resulted in an increase in the Participant’s or Surviving Spouse’s otherwise payable benefit under the AT&T Management Pension Plan (including the VRIP provisions) or the AT&T Pension Plan, the benefit otherwise determinable under this Plan will be decreased by the amount of the increase attributable to the application of Code Section 417(e) under the AT&T Management Pension Plan or the AT&T Pension Plan, as applicable, even if this decrease results in eliminating the Excess Retirement Benefit from this Plan.

4.9.	Change in Control Provisions

(a)    In accordance with the preceding provisions of Article 3 and this Article 4, following the occurrence of a Change in Control, the benefit determined pursuant to Section 4.2 and/or Section 4.3 for a CIC Eligible Employee shall be determined taking into account the Change in Control provisions of the AT&T Management Pension Plan.

(b)    Notwithstanding the provisions of Section 9.1, or any other provision of the Plan, unless required by applicable law, this Section 4.9 may not be amended in any manner adverse to the interests of Participants without their consent and, further, upon the occurrence of a Change in Control, no amendment may be made to this Section 4.9 by the Board, the Company, (including any successor to the Company), any committee, any officer, or any other party to suspend, modify, or eliminate any benefit provisions that are applicable upon occurrence of a Change in Control.

4.10.	Excess Death Benefit

(a)           If an Accident Death Benefit (for periods prior to January 1, 1999), Sickness Death Benefit or Pensioner Death Benefit (collectively, “Death Benefit”) is payable under the terms of the AT&T Management Pension Plan but is limited by reason of the Compensation Limitation, an Excess Death Benefit shall be paid as provided in this Section 4.10 to the Beneficiary of an Executive otherwise entitled to receive the Death Benefit under the terms and conditions of the AT&T Management Pension Plan, including the condition that no Pensioner Death Benefit is payable with respect to a Participant who has commenced distribution of the pension benefit under the AT&T Management Pension Plan but who at the time of death is not receiving payment in the form of an annuity from that plan.

(b)           The amount, if any, of the Excess Death Benefit payable shall be equal to the difference between (i) and (ii) where:

“(i)”           is the amount of the Death Benefit which would be provided to the Beneficiary under the AT&T Management Pension Plan, if any, without regard to the Compensation Limitation under the AT&T Management Pension Plan; and

“(ii)”                      is the amount of the Death Benefit actually payable to such Beneficiary under the AT&T Management Pension Plan.

(c)           The Excess Death Benefit provided under this Plan, if any, (i) shall commence at the same time, (ii) shall be paid for as long as, and (iii) shall be paid in the same benefit form as the Committee or its delegate has determined with respect to the Death Benefit payable under the AT&T Management Pension Plan. Notwithstanding the preceding, effective for deaths occurring on or after January 1, 2009, the Excess Death Benefit, if any, shall be paid in a lump sum within a reasonable period of time following the date the Beneficiary is identified by the Committee or its delegate.

Article
   5.
Miscellaneous Provisions

5.1.	Determination of Benefits

Except as otherwise indicated herein, Excess Retirement Benefit payments under Article 4 of this Plan shall be calculated in accordance with the rules, procedures, and assumptions utilized under the AT&T Management Pension Plan or the AT&T Pension Plan, whichever is applicable. Thus, whenever it is necessary to determine whether one benefit is less than, equal to, or larger than another, or to determine the equivalent actuarial value of any benefit, whether or not such form of benefit is provided under this Plan, such determination shall be made, at the Administrator’s discretion, by AT&T Corp.’s enrolled actuary, using mortality, interest and other assumptions normally used at the time in determining actuarial equivalence under the AT&T Management Pension Plan or AT&T Pension Plan, whichever is applicable.

5.2.	Mandatory Portability Agreement

A Participant (a) who is employed by an “Interchange Company,” as that term is defined under the Mandatory Portability Agreement (“MPA”), subsequent to retirement or termination of employment from AT&T Corp., its subsidiaries or any affiliated company, (b) who is covered under the terms and conditions of the MPA, and (c) for whom assets and liabilities are transferred from the AT&T Management Pension Plan or the AT&T Pension Plan to a defined benefit pension plan of an Interchange Company, shall forfeit his rights to an Excess Retirement Benefit under this Plan, including the rights of the Participant’s spouse to an Excess Retirement Benefit as a Surviving Spouse and the rights of a Beneficiary to an Excess Death Benefit.

Article
   6.
Disposition of Participating Company

6.1.	Sale, Spin-Off, or Other Disposition of Participating Company

(a)           Subject to Sections 5.2 and 10.1, in the event AT&T Corp. sells, spins off, or otherwise disposes of a Subsidiary, or disposes of all or substantially all of the assets of a Subsidiary such that one or more Participants terminate employment for the purpose of accepting employment with the purchaser of such stock or assets, any person employed by such Subsidiary who ceases to be an employee as a result of the sale, spin-off, or disposition shall be deemed to have terminated his or her employment with a Participating Company and be eligible for an Excess Retirement Benefit commencing in accordance with the terms and conditions of this Plan that are applicable to a separation from service.  Further, if the Participant dies after termination of employment as described in this Section 6.1, his or her Surviving Spouse may be entitled to an Excess Retirement Benefit, if eligible as provided in Sections 4.2 and 4.3, and/or his or her Beneficiary may be entitled to an Excess Death Benefit, if eligible as provided in Section 4.10. Notwithstanding the preceding, effective January 1, 2005, no distribution shall commence pursuant to this Section 6.1(a) unless the Participant has a separation from service, as defined under Code Section 409A, with all members of the AT&T controlled group.

(b)           Notwithstanding the foregoing provisions of this Section 6.1, and subject to Section 10.1, if, as part of the sale, spin-off, or other disposition of the stock or assets of a Subsidiary, the Subsidiary, its successor owner, or any other party agrees in writing to assume the liability for the payment of the Excess Retirement Benefit and/or the Excess Death Benefit to which the Participant, Surviving Spouse and/or Beneficiary would have been entitled under the Plan but for such sale, spin-off, or other disposition, then the entitlement of the Participant or his or her Surviving Spouse to an Excess Retirement Benefit and/or any Beneficiary to an Excess Death Benefit under this Plan shall terminate. Any subsequent entitlement of the former Participant or his or her Surviving Spouse or Beneficiary to the Excess Retirement Benefit and/or the Excess Death Benefit shall be the sole responsibility of the assuming party.

Article
   7.
Source of Payment

7.1.	Source of Payments

(a)     Benefits arising under this Plan and all costs, charges, and expenses relating thereto will be payable from the Company’s general assets. The Company may, however, establish a trust to pay such benefits and related expenses, provided such trust does not cause the Plan to be “funded” within the meaning of ERISA. To the extent trust assets are available, they may be used to pay benefits arising under this Plan and all costs, charges, and expenses relating thereto. To the extent that the funds held in the trust, if any, are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay such benefits, costs, charges, and expenses from its general assets.

(b)   In addition, subject to the provisions of  Section 7.1(d), the Company may, in its sole discretion, purchase and distribute one or more commercial annuity contracts, or cause the trustee of the trust to purchase and distribute one or more commercial annuity contracts, to make benefit payments required under this Plan, to any Officer, as defined in the AT&T Non-Qualified Pension Plan, or the Surviving Spouse of any Officer, provided, however, that with respect to an annuity purchase occurring prior to January 1, 2005,  the purchase and distribution of any such annuity contracts shall be no sooner than the expiration of any forfeiture provisions applicable to the Officer  under the AT&T Non-Competition Guidelines, or as otherwise may be provided in accordance with procedures establish by the Executive Vice President – Human Resources (or any successor to such position), and provided further that, effective January 1, 2004, the Company’s right to direct that payments under the Plan shall be made through one or more commercial annuity contracts shall be applicable to only the benefits payable to any Participant, or the Surviving Spouse of any such Participant, as applicable, who (1) was  on the active payroll of the Company (or on an approved leave of absence with guaranteed right of reinstatement) and classified as an Officer on December 31, 2003, and (2) satisfies the age and service requirements, or is within twelve months of satisfying the  requirements in effect at the time the Participant terminates employment with the Company for the receipt of retirement-related health benefits under the AT&T Corp. Postretirement Welfare Benefits Plan (or any successor to such plan) (other than by virtue of the “Rule of 65”or  through a Company-sponsored employee-paid health benefits access program, or through the AT&T Corp. Separation Medical Plan), without regard to whether or not the Officer has five years of service as of December 31, 1999. Such annuity contracts may be purchased from a commercial insurer acceptable to the Executive Vice President - Human Resources (or any successor to such position). Further, the Executive Vice President - Human Resources (or any successor to such position), may determine, in his or her sole discretion, to pay additional sums to any Officer, from the Company’s general assets or from the trust, if any, to reimburse the Officer for additional federal and state income taxes estimated to be incurred by reason of the distribution of any such annuity contracts. The Executive Vice President - Human Resources (or any successor to such position) shall establish a methodology or methodologies for determining the amount of such additional sums. The methodology or methodologies selected shall be those that the Executive Vice President - Human Resources (or any successor to such position) determines, in his or her sole discretion, to be the most effective and administratively feasible for the purpose of producing after-tax periodic benefit payments that approximate the after-tax periodic benefit payments that would have been received by Officers in the absence of the distribution of the annuity contract.  Any such purchase and distribution of an annuity contract shall be a full and complete discharge of the Plan’s, AT&T Corp.’s and the Participating Companies’ liability for payments assumed by the issuer of the annuity contract.

(c)    Notwithstanding the provisions of the preceding Section 7.1(b), effective January 1, 2005, a Participant who is eligible to elect to receive his or her benefit under the Plan in the form of a third-party commercial annuity contract pursuant to Section 7.1(b) shall be required to submit an election, on a form provided by the Company, with respect to the time and form of payment in which benefits under this Plan shall be distributed for any reason other than the death of the Participant.  Such election form shall be submitted to the Company no later than one of the following dates, whichever is applicable:  (i) such Eligible Employee’s separation from service, with respect to distribution of such annuity contract during the 2005 calendar year, (ii) the earlier of (A) such employee’s separation from service, or (B) December 31, 2005, with respect to the distribution of such annuity contract during the 2006 calendar year, and (iii) December 31, 2006, for distributions of such annuity contracts occurring after the 2006 calendar year.  Notwithstanding the foregoing, the Company may permit such an employee to submit a distribution election form in 2006 with respect to his or her benefits under the Plan, provided that such election in the 2006 calendar year may not result in a change in payment elections with respect to payments that the Participant would otherwise receive during the 2006 calendar year, or to cause payments to be made in 2006, to the extent permitted under the proposed Treasury Regulations under Code Section 409A.

(d)  Notwithstanding the provisions of the preceding Section 7.1(b) and Section 7.1(c), the annuity purchase program described in Section 7.1(b) shall be discontinued effective September 6, 2007, and any election in effect on September 6, 2007 pursuant to which a Participant has elected to receive distribution of his or her benefits under this Plan through the purchase of a commercial annuity contract shall be null and void, as such election relates to any distribution from this Plan to a Participant or Surviving Spouse occurring after September 6, 2007.

7.2.	Unfunded Status

The Plan at all times shall be entirely unfunded for purposes of the Code and ERISA and no provision shall at any time be made with respect to segregating any assets of a Participating Company for payment of any benefits hereunder. Funds that may be invested through a trust described in Section 7.1 shall continue for all purposes to be part of the general assets of the Participating Company that invested the funds. The Plan constitutes a mere promise by AT&T Corp. and the Participating Companies to make Excess Retirement Benefit payments and Excess Death Benefit payments, if any, in the future. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of a Participating Company by reason of the right to receive a benefit under the Plan and to the extent the Participant, Surviving Spouse or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of a Participating Company.

7.3.	Fiduciary Relationship

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust or a fiduciary relationship between or among AT&T Corp., any other Participating Company, the Board, the Administrator, the Committee, any Participant, any Surviving Spouse, or any other person, except as provided in Section 8.4.

Article
   8.
Administration of the Plan

8.1.	Administration

AT&T Corp. shall be the “administrator” of the Plan as that term is defined in ERISA.

8.2.	Indemnification

Neither the Administrator, any member of the Board or of the Committee, nor each other officer to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, shall be personally liable by reason of any contract or other instrument executed by such individual or on his or her behalf in his or her capacity as the Administrator or as a member of the Board or of the Committee, nor for any mistake of judgment made in good faith, and AT&T Corp. shall indemnify and hold harmless the Administrator, each member of the Board, each member of the Committee, and each other employee or officer to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

8.3.	Claims Procedure

(a)           All claims for benefit payments under the Plan shall be submitted in writing by the Participant, Surviving Spouse, Beneficiaries, estate, or the duly authorized representative of such person or estate (“Claimant” for purposes of this Section 8.3) to the Plan Administrator. The Plan Administrator shall notify the Claimant in writing within 90 days after receipt as to whether the claim has been granted or denied. This period may be extended for up to an additional 90 days, for a total of 180 days, in the case of special circumstances provided that written notice of the extension is furnished to the Claimant prior to the commencement of the extension. In the event the claim is denied, in whole or in part, the Claimant will receive notice of the Plan Administrator’s decision, including: (i) the specific reasons for the denial, (ii) reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s procedures for appealing the denial (including applicable time limits) and the Claimant’s right to bring a civil action under section 502(a) of ERISA, to the extent ERISA applies to such claim for benefits, following an adverse determination on review.

(b)           Any Claimant whose claim for benefits has been denied, in whole or in part, may, within 60 days of receipt of any adverse benefit determination, appeal such denial to the Committee. All appeals shall be in the form of a written statement and shall (i) set forth all of the reasons in support of favorable action on the appeal, (ii) identify those provisions of the Plan upon which the Claimant is relying, and (iii) include copies of any other documents, records and other materials which may support favorable consideration of the claim. If the Claimant submits a written request for review of a denied claim, the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim (as defined in DOL Reg. §2560.503-1(m)(8) for claims filed on or after January 1, 2002), to the extent ERISA applies to such claim for benefits, and (iv) a statement of the right of the Claimant to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, to the extent ERISA applies to such claim for benefits. The Committee shall decide the issues presented within 60 days after receipt of such request, but this period may be extended for up to an additional 60 days in the case of special circumstances provided that written notice of the extension is furnished to the Claimant prior to the commencement of the extension.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination. In the case of an adverse determination, the decision of the Committee shall be set forth in writing and include (i) the specific reason or reasons for the adverse determination, (ii) reference to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information (as defined in DOL Reg. §2560.503-1(m)(8) for claims filed on or after January 1, 2002) relevant to the Claimant’s claim for benefits, to the extent ERISA applies to such claim for benefits, and (iv) a statement of the right of the Claimant to bring a civil action under ERISA Section 502(a), to the extent ERISA applies to such claim for benefits.

Any Claimant whose claim for benefits has been denied shall have such further rights of review as are provided in ERISA Section 503, and the Committee and Plan Administrator shall retain such right, authority, and discretion as is provided in or not expressly limited by ERISA Section 503.

(c)           The Committee shall serve as the final review committee, under the Plan and ERISA, for the review of all appeals by Claimants whose initial claims for benefits have been denied, in whole or in part, by the Plan Administrator. The Committee shall have the authority, subject to Section 8.3(d), to determine conclusively for all parties any and all questions arising from administration of the Plan, and shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including, but not limited to, authorizing disbursements according to the Plan, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount and kind of benefits payable to any Participant, Surviving Spouse, Beneficiary or estate, and the construction of disputed and doubtful terms. Such decisions by the Committee shall be conclusive and binding on all parties and not subject to further review.

(d)           In the event that the Company (or its designee) fails to make a decision on a claim and/or appeal within 20 days of an event entitling the Claimant to a payment under this Plan (or, if later, within the ninety/sixty day period, with extensions, set forth in Section 8.3(a) and (b)), the Trustee of the AT&T Corp. Benefits Protection Trust (“Trust”) may make a decision in lieu of the Company (or its designee) as authorized by the Trust and subject to the terms and conditions of the Trust.  Any decision by the Trustee to make a payment under this Plan to the Claimant is subject to the availability of Trust assets allocated to pay benefits under this Plan.  A payment to the Claimant from the prorated Trust assets shall be considered a satisfaction of the Company’s liability under this Plan to the extent payment from the Trust was sufficient to cover the amount determined by the Trustee as the amount to which the Claimant was entitled.

8.4.	Named Fiduciaries

AT&T Corp., the Committee, the Administrator(s) and each Participating Company, and effective beginning August 22, 2006, the Chief Financial Officer of AT&T Inc., and the individual directly reporting to the Chief Executive Officer of AT&T Inc., who has responsibility for human resource matters, are each a named fiduciary as that term is used in ERISA with respect to the particular duties and responsibilities herein provided to be allocated to each of them, respectively.

8.5.	Role of the Committee

(a)           The Committee shall have the specific powers elsewhere herein granted to it and shall have such other powers as may be necessary in order to enable it to administer the Plan, except for powers herein granted or provided to be granted to others.

(b)           The adoption of by-laws and rules for the employment of a secretary and assistants shall be the same as are set forth in AT&T Management Pension Plan or the AT&T Pension Plan.

8.6.	Allocation of Responsibilities

AT&T Corp. may allocate responsibilities for the operation and administration of the Plan consistent with the Plan’s terms, including allocation of responsibilities to the Committee and the other Participating Companies. AT&T Corp. and other named fiduciaries may designate in writing other persons to carry out their respective responsibilities under the Plan, and may employ persons to advise them with regard to any such responsibilities.

8.7.	Multiple Capacities

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

Article
   9.
Amendment and Termination

9.1.	Amendment and Termination

Pursuant to ERISA Section 402(b)(3), and subject to Section 4.9 of the Plan, the Board or its delegate (acting pursuant to the Board’s delegations of authority then in effect) may from time to time amend, suspend, or terminate the Plan at any time. Plan amendments may include, but are not limited to, elimination or reduction in the level or type of benefits provided prospectively to any class or classes of Participants (and Surviving Spouses and Beneficiaries). Any and all Plan amendments may be made without the consent of any Participant, Surviving Spouse or Beneficiary. Notwithstanding the foregoing, no such amendment, suspension, or termination shall retroactively impair or otherwise adversely affect the rights of any Participant, Surviving Spouse, or other person to benefits under the Plan, the AT&T Management Pension Plan or the AT&T Pension Plan which have arisen prior to the date of such action.

Notwithstanding the preceding, the Board may adopt any prospective or retroactive amendment that it determines is necessary for the Plan to maintain its compliance with Code Section 409A.

Article
   10.
General Provisions

10.1.	Binding Effect

The Plan shall be binding upon and inure to the benefit of each Participating Company and its successors and assigns, and to each Participant, his or her successors, designees, Beneficiaries, designated annuitants, and estate. The Plan shall also be binding upon any successor corporation or organization succeeding to substantially all of the assets and business of AT&T Corp. Nothing in the Plan shall preclude AT&T Corp. from merging or consolidating into or with, or transferring all or substantially all of its assets to, another corporation which assumes the Plan and all obligations of AT&T Corp. hereunder. AT&T Corp. agrees that it will make appropriate provision for the preservation of the rights of Participants, Surviving Spouses and Beneficiaries under the Plan in any agreement or plan or reorganization into which it may enter to effect any merger, consolidation, reorganization, or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets, the term “Participating Company” shall refer to such other corporation and the Plan shall continue in full force and effect.

10.2.	No Guarantee of Employment

Neither the Plan nor any action taken hereunder shall be construed as (i) a contract of employment or deemed to give any Participant the right to be retained in the employment of a Participating Company, the right to any level of compensation, or the right to future participation in the Plan; or (ii) affecting the right of a Participating Company to discharge or dismiss any Participant at any time.

10.3.	Assignment of Benefits

No Excess Retirement Benefit or Excess Death Benefit under this Plan or any right or interest in such Excess Retirement Benefit or Excess Death Benefit shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, claims of creditors, garnishment, pledge, execution, attachment or encumbrance of any kind, including, but not limited to, pursuant to any domestic relations order (within the meaning of ERISA Section 206(d)(3) and Code Section 414(p)(1)(B)) or judgment or claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings, and any such attempted disposition shall be null and void.

10.4.	Facility of Payment

If the Plan Administrator shall find that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, then any payment, or any part thereof, due to such person (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Plan Administrator so directs AT&T Corp., be paid to the same person or institution that the benefit with respect to such person is paid or to be paid under the AT&T Management Pension Plan or AT&T Pension Plan, if applicable, or the Participant’s Surviving Spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of AT&T Corp., the Board, the Committee, the Administrator, and the Participating Company therefore. If any payment to which a Participant, Surviving Spouse or Beneficiary is entitled under this Plan is unclaimed or otherwise not subject to payment to the person or persons so entitled, such amounts representing such payment or payments shall be forfeited after a period of two years from the date the first such payment was payable and shall not escheat to any state or revert to any party; provided, however, that any such payment or payments shall be restored if any person otherwise entitled to such payment or payments makes a valid claim.

10.5.	Severability

If any section, clause, phrase, provision, or portion of this Plan or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Plan and shall not affect the application of any section, clause, provision, or portion hereof to other persons or circumstances.

10.6.	Plan Year

Each plan year shall begin on January 1 and end on December 31.

10.7.	Headings

The captions preceding the sections and articles hereof have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

10.8.	Governing Law

The Plan shall be governed by the laws of the State of Texas (other than its conflict of laws provisions) from time to time in effect, except to the extent such laws are preempted by the laws of the United States of America.

10.9.	Entire Plan

This written Plan document is the final and exclusive statement of the terms of this Plan, and any claim of right or entitlement under the Plan shall be determined in accordance with its provisions pursuant to the procedures described in Article 8. Unless otherwise authorized by the Board or its delegate, no amendment or modification to this Plan shall be effective until reduced to writing and adopted pursuant to Section 9.1.

10.10.	Overpayments

If any overpayment is made by the Plan for any reason, the Plan shall have the right to recover such overpayment.  The Participant shall cooperate fully with the Plan to recover any overpayment and provide any necessary information and required documents. Any recovery of overpayment pursuant to this Section 10.10 may be deducted from future benefits payable to or on behalf of the Participant from this Plan.